Exhibit 99.1

Consent of The Seidler Companies Inc.

We hereby consent to the inclusion of our opinion letter, dated July 24, 2003, to the Board of Directors of Hycor Biomedical, Inc. as an exhibit in the Registration Statement on Form S-4 in connection with the Merger. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

The Seidler Companies Inc.

/s/ Michael J. Lowell

Signed by:

Michael J. Lowell

Managing Director

September 30, 2003